Exhibit 10.1

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
October 9, 2026

Helen Sheirbon
[Address]
[Address]
[Address]

Dear Helen:

I am very pleased to offer you the position of President, Solutions Group, reporting to me. This is an Executive Level 2 position. Your employment with Avery Dennison will commence on or about November 3, 2026 with the expectation that you relocate to Boston, Massachusetts within six months of starting in your role; the Company’s paid relocation policy will apply to your move. This offer is contingent upon successful completion of your background verification, reference checks, and pre-employment drug-screening test.

Specific details of our job offer are as follows:

Base Salary: Your annualized base salary will be $625,000, subject to applicable withholdings and paid pursuant to customary U.S. payroll practices. Your next salary review will be effective April 2027. Subsequent salary reviews will be made effective in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with a target AIP opportunity of 60% of base salary, subject to applicable withholdings. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Annual Long-Term Incentive (LTI) Award: You will be eligible for an annual LTI award with a target LTI opportunity of 200% of base salary. Executive LTI awards are currently delivered via a mix of performance units and restricted stock units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable laws and at the discretion of the Company.

One-Time Compensation: You will also receive the following:

•A special one-time award of restricted stock units with a grant date fair value of $2,000,000 to be granted on December 1, 2026. This award will vest 50% on each of the first and second anniversaries of the grant date, subject to your continued employment with the Company through such dates.

•A special one-time award of performance units, with a grant date fair value of $1,500,000 to be granted in conjunction with the Company’s grant of 2027 annual LTI awards, provided you are employed by the Company and in good standing on that date. This award will be eligible to vest on March 1, 2030, subject to performance for the 2027-2029 performance period. Details of the performance criteria will be confirmed soon as administratively possible following the grant date.

Exhibit 10.1

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
•A sign-on cash bonus of $250,000, subject to applicable withholdings, to be paid as soon as administratively possible following your start date.

•To offset some of the equity and cash incentives you are forfeiting at your prior employer, a cash bonus of $800,000, subject to applicable withholdings, to be paid on February 26, 2027, provided you are still employed by the Company and in good standing on that date.

By signing below you agree to repay all portions of the above-referenced cash bonuses (including, without limitation, by way of an offset to salary, or other amounts due to you by the Company, as well as costs and legal fees associated with any collection action) in the event that you voluntarily resign your employment with the Company within twenty-four (24) months of your start date.

Deferred Compensation Program: You will be eligible to participate in the Company’s executive deferred compensation plan during the next open enrollment cycle. Under this plan, you may defer up to 75% of your base salary and up to 90% of your annual AIP award.

Executive Benefits: You will receive an annual executive benefit allowance of $65,000, subject to applicable withholdings and paid pursuant to customary U.S. payroll practices. This allowance is separate from base salary. If your start date is in the middle of a pay cycle, you will receive the first portion of the allowance at the beginning of your next pay cycle. In addition, you will be eligible for an annual executive physical up to $7,500 and financial planning reimbursement of up to $15,000 per year. You may also participate in the Executive Long-Term Disability (LTD) plan, and you are entitled to Executive Supplemental Life Insurance.

Stock Ownership Requirement: You will be required to comply with the Company’s Stock Ownership Policy with a minimum ownership requirement of 3X your base salary. You must achieve and maintain this requirement in accordance with the policy, which, among other things, gives you five years from the date of your hire to achieve the minimum ownership requirement.

Vacation: You will be entitled to unlimited vacation. You will not accrue vacation while eligible for the unlimited use program. You will receive paid holidays in accordance with the Company’s holiday policy as it may be established and changed from time to time. The Company currently celebrates 12 paid holidays in the U.S. each year and you will receive a schedule of holidays for your work location shortly after you begin.

Section 16 Designation: You will be designated as a Section 16 officer under U.S. securities laws. As a result, you have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.

Exhibit 10.1

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
Executive Severance Plan: You will be eligible for severance and other benefits applicable to Level 2 Executives upon qualifying involuntary termination not for cause in accordance with the terms and conditions of the Avery Dennison Executive Severance Plan.

Change of Control Severance Plan: You will be eligible for severance and other benefits applicable to Level 2 Executives upon qualifying termination not for cause or for good reason within 24 months of a change of control of the Company, in accordance with the terms and conditions of the Avery Dennison Key Executive Change of Control Severance Plan.

Other Benefits: Your employment classification is regular full-time. As a regular full-time employee, you will be eligible to participate in the Company’s health and welfare benefit plans (including medical, dental, vision, life insurance, short-term and long-term disability, etc.) effective on your hire date in accordance with the provisions of such plans.

You will also be eligible to participate in the Company’s Employee Savings Plan (401(k) plan) in accordance with the provisions of the plan. You will be automatically enrolled following 30 days of active employment at a 7% pre-tax contribution level, and the Company will match 50 cents for each dollar you contribute up to a maximum Company match of 3.5%. In addition, you will receive a Company contribution each pay period equal to 3% of your 401(k) eligible pay regardless of whether you make contributions to the Savings Plan. You may opt out of this plan or change your level of participation at any time as described in the New Hire Automatic Enrollment notice included with your new hire packet. Please see the Savings Plan summary plan description included in the Company’s Directory of Employee Benefits Information, which will be available to you online after your hire date, for more information.

You will be receiving a packet from the Company’s outside benefits administrator explaining in more detail the Company’s benefit plans available to you and the requirements for enrollment. The terms of the benefit plan documents exclusively govern your participation in, eligibility for, and entitlement to benefits under the plans. If there is any conflict between these plans and this letter, or between the plans and any other oral or written summary or description of the benefits, the terms of the benefit plan documents shall govern. Please see the Savings Plan summary plan description included on the Company’s Your Total Rewards website, which will be available to you online after your hire date, for more information.

Other Information: While employed by the Company, secondary employment in a printing business, adhesive products business, or any business competing with, purchasing from or selling to Avery Dennison is prohibited. Other types of secondary employment are also usually not allowed, except under special circumstances and only if approved in advance by your manager. If you intend to engage in secondary employment, you must disclose this fact and all pertinent information in writing to me and obtain written approval. Based on your position with the Company, you are required to complete annual compliance certification, and this information will be reviewed by the Company’s compliance and law departments in consultation with senior management, and may also be reviewed by the Governance Committee of the Board of Directors.

The Immigration, Reform and Control Act, as amended, requires all new employees to provide proof of identity and eligibility to work in the United States. The acceptable forms of proof are

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
specified in the enclosed “Lists of Acceptable Documents.” You must provide appropriate original documentation within three business days from your employment commencement date or, if you are unable, provide a receipt showing that you have applied for such appropriate documentation. Failure to do so will mean that you cannot be employed with Avery Dennison.

All candidates for positions as Company employees are required to participate in a post-offer, preplacement drug-screening test in accordance with our corporate policy prohibiting the illegal use of drugs. This offer is contingent upon you successfully passing such drug screening. For purposes of this offer, "successfully passing" means a negative result on the drug screening test. The Company will pay the cost of the drug screen. You will not be authorized to commence work until the Company has confirmed that you have successfully passed the drug screen.

Your employment with the Company is at-will, which means either you or the Company may terminate the employment relationship at any time, with or without notice or cause. As a condition of employment, you are required to sign both an employee agreement and a mutual agreement to arbitrate claims prior to commencing employment. Because they are legal documents, you should consult with your own attorney if you desire. Your at-will status and these agreements cannot be altered except in writing signed both by you and an expressly authorized representative of the Company. Also you will find W-4 and state tax forms which you will need to complete for payroll purposes using the online portal.

It is our Company’s policy to respect all trade secrets, confidential and proprietary information of any other company, including our competitors, and any company at which our employees may have been previously employed. You must not appropriate any trade secrets, confidential or proprietary information of any third party except as permitted in writing by such third party, and you must not use or disclose any third party’s trade secrets, confidential or proprietary information for the benefit of our Company.

I very much look forward to your joining Avery Dennison. Should you have any questions, please feel free to contact Deena Baker-Nel, SVP & CHRO.

Please sign and date this offer letter below, indicating that you understand and accept the terms described above.

Sincerely,

/s/ Deon M. Stander

Deon Stander
President and CEO

Accepted by: /s/ Helen Sheirbon

Date: October 09, 2026